EXHIBIT 3.3

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:50 AM 11/23/2005
FILED 10:49 AM 11/23/2005
SRV 050956432 – 2979633 FILE

STATE OF DELAWARE

CERTIFICATE OF MERGER OF

DOMESTIC LIMITED LIABILITY COMPANIES

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act, 6 Del C § 18-101, et seq. (the “Act”), the undersigned limited liability company does hereby certify:

FIRST: The name and jurisdiction of formation or organization of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation or Organization
Team Health Holdings, LLC	Delaware

Ensemble Acquisition LLC	Delaware

SECOND: The Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies in accordance with Section 18-209 of the Act.

THIRD: The name of the surviving Delaware limited liability company is Team Health Holdings L.L.C.

FOURTH: The merger of Ensemble, Acquisition LLC into Team Health Holdings, LLC is to become effective on November 23, 2005.

FIFTH: The executed Agreement and Plan of Merger is on file at the place of business of the surviving limited liability company. The address of such, place of business of the surviving Delaware limited liability company is 1900 Winston Road, Suite 300, Knoxville, Tennessee 37919.

SIXTH: A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member of, or any other person having interest in, the constituent limited liability companies.

* * * * *

IN WITNESS WHEREOF, said surviving limited liability company has caused this certificate to be signed by an authorized person, the 17th day of November, A.D., 2005.

TEAM HEALTH HOLDINGS, L.L.C.

By:	/s/ Robert C. Joyner
Name:	Robert C. Joyner
Title:	Authorized Person

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